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DOV Pharmaceutical, Inc. Announces Successful Phase Ib Results for DOV 21,947

SOMERSET, NJ, August 9, 2007 - DOV Pharmaceutical, Inc. (“DOV” or the “Company”) (Pink Sheets: DOVP.PK) today announced Phase Ib results for DOV 21,947, its lead triple reuptake inhibitor (“TRIP”) for the treatment of depression and obesity. Preliminary analysis of the study results indicates DOV 21,947 was safe and well-tolerated at the doses examined and produced a significant decline in plasma triglyceride levels. The Company intends to initiate a Phase II study of DOV 21,947 for the treatment of depression in the fourth quarter of this year.

“Prior studies with DOV 21,947 at up to 100 mg per day demonstrated the safety and tolerability of this compound over dosing periods of up to ten days. The goal of this Phase Ib study was to confirm DOV 21,947’s safety and tolerability over an eight-week period at escalating doses of up to 150 mg per day. These data give us added confidence in the drug’s safety and tolerability in preparation for our upcoming Phase II trial in patients with major depressive disorder. The significant reductions in plasma triglyceride levels observed during the conduct of this study are consistent with preclinical evidence that DOV 21,947 is able to produce a significant and sustained reduction in both triglyceride levels and body weight in animal models of obesity. These findings underscore the therapeutic versatility of triple reuptake inhibitors such as DOV 21,947,” said Dr. Phil Skolnick, President and Chief Scientific Officer of DOV.

This double-blind, placebo-controlled Phase Ib study enrolled 46 male and female subjects. Following a one-week placebo run-in, subjects received either escalating daily doses of 50 mg, 100 mg and 150 mg of DOV 21,947 (31 subjects) or placebo (15 subjects), for a total of eight weeks. The study demonstrated that DOV 21,947 was safe and well-tolerated in this dose range with no reported serious adverse events. The proportion of patients with treatment emergent adverse events was similar in the two treatment groups, with 36% and 47% in the DOV 21,947 and the placebo treated group, respectively. Reported adverse events with greater than 3% incidence in both the DOV 21,947 and placebo treated arms included headache, nausea, diarrhea and dizziness. No other reported adverse event with a greater than 5% incidence was observed in the DOV 21,947 treated subjects. The incidence of subjects that dropped out of the study due to adverse events was 6.5% and 13.3% in the DOV 21,947 and placebo treated group, respectively.

In addition, preliminary analysis of the clinical chemistry laboratory data indicates that DOV 21,947 treated subjects had lowered plasma triglyceride levels compared to placebo treated subjects (p<0.015). This reduction in mean triglyceride levels was noted following two weeks of treatment (~23% reduction), was maintained at the end of the DOV 21,947 treatment period (~ 29% reduction) and was reversed after the one-week washout period at the end of the study. Although the exact mechanism is unclear, high triglyceride levels may contribute to hardening of the arteries (atherosclerosis) or thickening of the artery walls, which increases the risk of stroke, heart attack and heart disease. High triglyceride levels often accompany other conditions known to increase the risk of heart disease and stroke as well, including obesity and metabolic syndrome.

Eight Phase I studies have now been completed with DOV 21,947. The double-blind, Phase II study scheduled for initiation later this year will compare up to 100 mg per day of DOV 21,947 versus placebo in approximately 200 patients with major depressive disorder over a six-week treatment period. The Company expects the results from this Phase II study will be available in the fourth quarter of 2008.

DOV 21,947 is a TRIP that inhibits the reuptake of the neurotransmitters serotonin, norepinephrine and dopamine. A two-week trial with a 100 mg daily dose of DOV 216,303, the parent compound of DOV 21,947, produced a statistically significant reduction in Hamilton Depression Rating Scales in a Phase II clinical trial in patients with major depressive disorder. In animal models highly predictive of antidepressant action, DOV 21,947 was more potent than Tofranil®, a serotonin and norepinephrine reuptake inhibitor and the selective serotonin reuptake inhibitors Prozac® and Celexa®. Because of its ability to inhibit the reuptake of the three neurotransmitters most closely linked to depression, DOV 21,947 may be more effective and have a more rapid onset than other antidepressants which inhibit the reuptake of one or two of these neurotransmitters. This novel combination of properties in a single molecule could provide a breakthrough in the treatment of depression. In addition, at doses similar to those active in models predictive of antidepressant action, DOV 21,947 produced a significant weight loss in two animal models of diet-induced obesity. Such models of diet-induced obesity are often used to predict the effectiveness of drugs to produce weight loss in obese individuals.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders. The Company's product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

▪	raise substantial additional capital in order to fund operations;
▪	obtain and maintain all necessary patents, licenses and other intellectual property rights;
▪	demonstrate the safety and efficacy of product candidates at each stage of development;
▪	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
▪	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
▪	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
▪	maintain collaborations as required with pharmaceutical partners;
▪	seek and evaluate strategic alternatives, including with respect to collaborations and partnerships for certain of our development programs and compounds; and
▪	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 that was filed on March 30, 2007 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 that was filed on August 8, 2007. We qualify all our forward-looking statements by these cautionary statements. Readers should not place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.